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EXHIBIT 10.17

EMPLOYMENT AGREEMENT

PARTIES:
EMPLOYER:	TANNING TECHNOLOGY CORPORATION
("Tanning" or "Employer")
and
EMPLOYEE:	AVR VENKATESA
("Employee")

AGREEMENT:

Employer agrees to continue to employ Employee and Employee accepts employment on the terms and conditions set forth below, which are acknowledged by the parties to be good and sufficient consideration for this Agreement. This Agreement supersedes any prior employment agreements between Employee and Tanning, including, without limitation, the Employment Agreement dated July 13, 1998.

1.
At Will Employment. Employee is employed at will, which means that Employer or Employee may terminate the employment relationship at any time, with or without prior notice, warning, procedure or formality, for any cause or reason or for no cause or reason.

2.
Severance.
a.
Notwithstanding the foregoing Section, Employee, in the event of termination of Employee's employment by Employer without Cause (other than by reason of death or disability), Employee shall be entitled to a severance payment in an amount equal to six months of Employee's base salary in effect at the time of termination, payable over a six-month period in accordance with Employer's usual payroll practices.

b.
For purposes of this agreement, "Cause" shall mean: (i) conduct by Employee that, in the good faith opinion of Employer, is materially detrimental to Employer or reflects unfavorably on Employer to such an extent that Employer's best interests reasonably require Employee's discharge, (ii) Employee's willful misconduct or gross negligence seriously detrimental to Employee, (iii) conduct by Employee that constitutes willful misconduct or gross negligence in the performance of his duties hereunder, (iv) conduct by Employee that constitutes fraud or dishonesty, (v) embezzlement of funds or misappropriation of other property by Employee, (vi) conviction of Employee of a felony or any other crime that involves fraud, dishonesty, or moral turpitude, (vii) the breach by Employee of any of the provisions of the Employment Agreement or (viii) the failure by Employee to perform his duties hereunder after demand for performance is delivered by Employer that identifies the manner in which Employer believes Employee has not performed his duties.

3.
Duties/Best Efforts. Employee agrees to devote Employee's full professional time and attention to the business of Employer and those duties and obligations entrusted to Employee and/or as specified by Employee's supervisor or superiors from time to time. Employee shall at all times perform Employee's duties faithfully, industriously and to the best of Employee's ability, experience and talent.

4.
Confidentiality, Non-Disclosure and Proprietary Rights.
a.
Employee understands and agrees that the following classes of information (collectively "Confidential Information") related to Employer's business or to which Employee may become exposed in the course of his employment, whether or not in writing and whether or not formally marked, are and shall remain the exclusive and confidential property of Employer:

  •
  data, software, processes, client contacts, client/customer lists, service techniques, market development and expansion plans, personnel training and development methods, internal business organization and methods, "Inventions" (as defined below), and other technical, business and financial information;
  •
  information and data provided to Employer from time to time by third parties on the understanding and condition that such data and information will be kept confidential;
  •
  ideas, processes, software, information, data, or other items that may be developed by Employee from time to time in the course of the employment relationship

    Any information that is generally known to the public (other than as a result of disclosure by Employee) will not be deemed Confidential Information.

  b.
  Throughout the time Employee is employed by Employer (the "Period of Employment"), and thereafter, Employee will not use or disclose Confidential Information, and will take all reasonable precautions to prevent any person or entity from gaining access to any of the Confidential Information, other than as required in the performance of Employee's duties to Employer. In order to satisfy the needs of Employer's clients and customers, Employee will sign any confidentiality agreement reasonably requested by such third parties and/or Employer. Employee understands that he/she is not permitted to use the Confidential Information for his/her own purposes or benefit.

  c.
  Except in the performance of Employee's duties to Employer, Employee shall not duplicate in any way or remove from the work premises any property of Employer or its business associates, including but not limited to any Confidential Information. At the end of the Period of Employment, Employee will deliver to Employer all such property, including all copies of materials embodying Confidential Information, and including, without limitation, files contained on paper, electronic, optical or other media.

  d.
  Employee hereby agrees to assign, and does hereby assign, to Employer all of Employee's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, software, works of authorship, innovations and improvements (collectively "Inventions") conceived, created or made by Employee during the Period of Employment, whether alone or in concert with others, whether patentable or subject to potential copyrights or not, except those that Employee developed or develops entirely on Employee's own time without using the equipment, supplies, facilities, or Confidential Information of Employer, and provided that such Inventions are unrelated to the business of Employer. Employee agrees to promptly inform and disclose all Inventions to Employer in writing, and with respect to those Inventions that Employee is required to assign to Employer hereunder, to provide all assistance reasonably requested by Employer in the preservation of its interests in the Inventions (such as by making applications, executing documents, testifying, etc.), such assistance to be provided at Employer's expense but without additional compensation to Employee. Employee agrees that all such Inventions are Confidential Information and are the sole and absolute property of Employer.

  e.
  Employee agrees that any work or Invention created by Employee, alone or with others, during the Period of Employment that is subject to assignment under paragraph (d) above, and that is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a "work made for hire" and the sole and absolute property of Employer. In the event that any such work is deemed not to be a "work made for hire", Employee hereby assigns all right, title and interest in and to the copyright in such work to Employer, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of Employer's copyright in such work, such assistance to be provided at Employer's expense but without any additional compensation to Employee.

  f.
  In the event that Employer is unable, as a result of inability to find Employee after a reasonably diligent effort, as a result of the death or incapacity of Employee, or as a result of the unjustifiable refusal of Employee, to secure Employee's signature on any documents, applications, or letters patent, copyright or other analogous protection relating to Inventions or other proprietary rights, Employee hereby irrevocably designates and appoints Employer, by its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or other analogous protection thereon with the same legal force and effect as if executed by Employee.

5.
Non-Competition/Non-Solicitation. Employee holds an executive position with Employer in which Employee manages portions of the business operations of Employer and supervises or oversees other employees. Employee is considered a key employee of Employer whose efforts are integral to Employer's business and for which Employee receives commensurately high compensation and benefits. Employer has invested and/or will invest considerable time and money in the development and enhancement of Employee's education, training and skills and the knowledge of Employer's unique business, which business is worldwide in scope and market. This enhanced skill and knowledge is a substantial asset of Employer and will be the principal reason that Employer continues the employment relationship and continues to compensate Employee for Employee's work. In addition, Employee has or will become aware of Confidential Information including the trade secrets, trade practices, and customer lists/names of Employer, which Confidential Information in the hands of a competitor or potential competitor would cause substantial loss and damage to Employer and/or its customers and clients. Finally, Employee will have close customer contact, which would enable Employee to divert customer trade. Employee acknowledges that Employee's employment creates a relationship of confidence and trust between Employer and Employee with respect to the Confidential Information of Employer, its affiliates, customers and clients. Employee also acknowledges the highly competitive nature of Employer's business. In consideration of the above matters, Employee agrees and acknowledges that it is reasonable, necessary and appropriate in order to protect the immediate interests of and avoid substantial injury to Employer for Employee to accept restrictions on Employee's right to work or be employed in a fashion which will compete with Employer's business and type of business.

        Therefore, Employee covenants, agrees to, and accepts the following restrictions:

  a.
  Employee will not, during the Period of Employment, and for 18 months after the termination of employment for any reason, alone or in concert or cooperation with any other person or entity, as owner, manager, principal, employee, investor, shareholder, consultant, or any other type of operator or advisor, directly or indirectly, engage in the business of, develop, seek to develop, market, produce or provide any commercial product or service in the nature of those provided by, or under development by Employer or any of its affiliates during the Period of Employment. This non-competition obligation shall apply to North America, Europe, and any other country where Employer or any of its subsidiaries or affiliates are actively engaged in or pursuing business during the Period of Employment. This paragraph (a) shall not prohibit the ownership by Employee of less than 2% of any publicly traded corporation, provided that Employee is not otherwise engaged with such corporation in any of the activities prohibited by this Section 5.

  b.
  Employee will not, during the Period of Employment, and for 18 months after the termination of employment for any reason, directly or indirectly, (1) hire an employee, consultant, agent or representative of Employer or its affiliates, successors or assigns or solicit the employment or services of any person who is employed by Employer or its successors or assigns, or any former employee of the Employer whose employment has been terminated for less than six (6) months; or (2) solicit, directly or indirectly, the business of, or business competitive with the Employer's then current business with, any customer or client of Employer.

  c.
  The time periods of the restrictions set forth in paragraphs (a) and (b) above shall be extended for any period of time that Employee is in violation of any provision of this Section 5.

If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 5 is unenforceable, it is the intention of the parties that this Section 5 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 5 in the jurisdiction of the court that has made the adjudication.

6.
Non-Disparagement. Employee agrees that, other than as required by law, he shall not make or publish, nor cause or attempt to cause any other person to make or publish, any statement, either written or oral, regarding Employer or any of its affiliates, directors, officers or employees, that is defamatory or disparaging or that reflects negatively upon the character, personality, integrity or performance of any of them, or that is or reasonably could be expected to be damaging to the reputation of any of them. Employee further agrees that he shall not discourage, or attempt to discourage, any person, firm, corporation or business entity from doing business with, or utilizing the services of, Employer.

7.
Cooperation. In the event of any termination of Employee's employment for any reason, Employee agrees to cooperate reasonably with Employer, its affiliates, directors, officers and employees and to be reasonably available to them with respect to continuing and/or future matters arising out of Employee's employment hereunder or any other relationship with Employer or its affiliates.

8.
Affiliated Entities. Employee understands that Employer's business may be carried out by or in conjunction with affiliated companies or subsidiaries. Employee agrees that Employee's obligations hereunder, including confidentiality, non-competition, non-solicitation and non-disparagement shall apply equally to the Confidential Information, business and employees of Employers' subsidiaries and affiliates. For such purposes, any reference to Employer or Tanning in this Agreement shall also be deemed to be a reference to its subsidiaries and affiliates.

9.
Remedies for Breach. Employee acknowledges and agrees that the provisions of Sections 4 through 8 of this Agreement are essential to Employer and are reasonable and necessary to protect the legitimate interests of Employer and its affiliates and that the damages sustained by Employer or its affiliates as a result of a breach of the agreements contained in such Sections will subject Employer or its affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Employee therefore agrees that Employer and its affiliates, in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provision of this Agreement. In the event suit or action is instituted to enforce such provisions of this Agreement or any of the terms and conditions of such Sections, including, but not limited to, suit for a temporary restraining order or preliminary or permanent injunction, the prevailing party shall be entitled to costs and reasonable attorneys' fees. Employee waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of such an order by a court of competent jurisdiction. The provisions of this Section 9 shall not prevent Employer or any of its subsidiaries from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Employee.

10.
Employee Notification Requirement. During the Period of Employment, and thereafter during any subsequent period of time that Employee is reasonably likely to be subject to a continuing obligation under the terms of this Agreement, Employee will notify Employer of any change of address, and Employee will identify and notify Employer of each and any new job or other business activity in which Employee plans to engage, together with the name and address of the new employer and a reasonably detailed description of the nature of Employee's new position with such new employer sufficient for Employer to be able to enforce its rights under this Agreement.

11.
Former Employment or Work. Employee represents, acknowledges and agrees that Employee has not brought, and will not bring with Employee, or use in the performance of Employee's duties for Employer, any materials or documents of any former employer, client, person, or entity of any type, which are not generally available to the public, unless Employee has obtained written authorization for the possession and use of such materials or documents and provided such authorization to Employer. Employee also understands and agrees, that in Employee's employment with Employer, Employee shall not breach any obligation of confidentiality or legal duty that Employee has to any former employer or client and agrees that Employee will fulfill any and all such obligations during the Period of Employment. Employee agrees to indemnify and hold Employer harmless with respect to any breach of this provision pursuant to the terms of Section 14 below.

12.
No Conflicts. Employee represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which Employee is a party or by which he is bound and (ii) upon the execution and delivery of this Agreement by Employee and Employer, this Agreement shall be a valid and binding obligation of Employee, enforceable against him in accordance with its terms.

13.
Assignment. This Agreement, and the duties, obligations and benefits hereunder shall bind and benefit the parties hereto, and to the extent necessary to carry out its intentions, the legal and personal representatives of the parties. This Agreement may not be assigned without the written permission of the parties, except that Employer may assign this Agreement to any successor of Employer by reason of reorganization, merger, consolidation, or the partial or complete sale of Employer's business and/or assets.

14.
Indemnification. Each party agrees to indemnify and hold harmless the other against any and all damages, claims, losses or expenses, including reasonable attorney's fees, arising from or relating to any breach of this Agreement.

15.
Entire Agreement and Amendment. This Agreement, including the attached Employee Term Sheet which is incorporated by this reference, constitutes the entire agreement between Employer and Employee, and any verbal or written communication between the parties prior to the adoption of this Agreement, including any offer letter from Employer to Employee, shall be deemed merged herein and of no further force and effect. Notwithstanding the foregoing, however, Employee shall continue to be liable for the veracity of any representations concerning Employee made in connection with his or her job application to Employer. This Agreement supersedes any conflicting policies relating to Tanning employees. Except as provided in the attached Employee Term Sheet, this Agreement may only be altered or amended by a writing signed by Employee and an authorized officer of Employer and no officer, employee, agent or representative of Tanning has the authority to orally modify any term of this Agreement including, without limitation, the at-will nature of Employee's employment.

16.
Waiver. Neither the delay nor failure by Employer or Employee to enforce any provision or exercise any right under this Agreement, nor partial or single enforcement or exercise of any such provision or right, shall constitute a waiver of that or any other provision or right.

17.
Governing Law and Venue. This Agreement is entered into in Denver, Colorado, and as such it shall be interpreted and enforced under the laws of the State of Colorado applicable to contracts made to be performed entirely within Colorado. Except as necessary to enforce Employer's rights pursuant to Sections 4 through 8 above, to the extent that any action is brought in a court of law in connection with this Agreement, the exclusive venue for such action shall be a court of appropriate jurisdiction, including the Federal courts, located in the City and County of Denver, Colorado.

18.
Interpretation. In the event that any one or more provision in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such provision had never been contained herein. If any provision in this Agreement shall be held to be excessively broad as to duration, activity or subject in any jurisdiction, it shall be construed by limiting and reducing the provision which is deemed excessively broad. A limitation or reduction in the application of any provision in one jurisdiction shall not affect the application of the same provision in any other jurisdiction.

19.
Notices. Any notice required or permitted by this Agreement shall be effective when received, and shall be sufficient if in writing and personally delivered (including by express courier) or sent by certified mail with return receipt to the address set forth at the end of this Agreement or at such other address as may by notice be specified by one party to the other.

20.
Survival. The provisions of this Agreement that by their nature are intended to survive, including without limitation the confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, cooperation and indemnification provisions, shall survive the termination of this Agreement.

21.
Arbitration. Except with respect to an action by Employer to seek to enforce its legal or equitable rights pursuant to Sections 4 through 8 above, and after the exhaustion of all applicable administrative remedies, any controversy or claim arising out of or related to this Agreement shall be resolved by arbitration in Colorado under the Commercial Rules of the American Arbitration Association in effect at the time such controversy or claim arises (the "Rules") by one arbitrator selected pursuant to the Rules, except that the parties specifically authorize the Arbitrator to set a schedule for, accept the submission of and dispositively rule on any or all of the issues raised in motion(s) and supporting briefs for summary judgment prior to conducting any such arbitration. The arbitrator shall apportion the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should any party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of that party, and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of that party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the party against whom enforcement is sought shall bear the expenses, including attorneys' fees, of enforcement.

22.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

Employee accepts employment with Employer on the above-terms and acknowledges by Employee's signature below that Employee is employed at-will, which means that either Employer or Employee may terminate the employment relationship at any time, with or without prior notice, warning, procedure or formality, for any cause or reason or for no cause or reason.

TANNING TECHNOLOGY CORPORATION, a Delaware corporation (Employer)	EMPLOYEE

By: ___________________________________
AVR Venkatesa
Printed Name: _______________________________________
Title: ___________________________________________	Date: __________________________________________
Date: __________________________________________	Address: _______________________________________
4600 South Syracuse St., Suite 1200 Denver, CO 80237 303-220-9944

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  EXHIBIT 10.17
EMPLOYMENT AGREEMENT